EXHIBIT 99.1

Gladstone Capital Corporation Reports Financial Results for its Second Quarter Ended March 31, 2016

MCLEAN, Va., May 04, 2016 (GLOBE NEWSWIRE) -- Gladstone Capital Corporation (NASDAQ:GLAD) (the “Company”) today announced earnings for its second fiscal quarter ended March 31, 2016.  Please read the Company’s Quarterly Report on Form 10-Q filed today with the U.S. Securities and Exchange Commission (the “SEC”), which can be retrieved from the SEC’s website at www.sec.gov, or from the Company’s website at www.GladstoneCapital.com.

Summary Information (dollars in thousands, except per share data) (unaudited):

	March 31,	December 31,
For the Quarter Ended:	2016	2015	Change	% Change

Total investment income	$9,456	$10,060	$(604)	(6.0)%
Total expenses, net of credits	(4,539)	(5,301)	762	(14.4)
Net investment income	4,917	4,759	158	3.3
Net investment income per common share	0.21	0.21	—	—
Cash distribution per common share	0.21	0.21	—	—
Net realized (loss) gain	(5,521)	15,380	(20,903)	NM
Net unrealized depreciation	(5,535)	(28,843)	(23,310)	(80.8)
Net decrease in net assets resulting from operations	(6,139)	(8,704)	(2,565)	(29.5)
Weighted average yield on interest-bearing investments	11.2%	11.3%	(0.1)	(0.9)
Total invested	$20,781	$5,087	$15,694	308.5
Total repayments and net proceeds	16,829	61,207	(44,378)	(72.5)

	March 31,	December 31,
As of:	2016	2015	Change	% Change

Total investments, at fair value	$293,428	$299,691	$(6,263)	(2.1)%
Fair value, as a percent of cost	78.8%	80.4%	(1.6)%	(2.0)
Net asset value per common share	$7.92	$8.38	$(0.46)	(5.5)

Second Fiscal Quarter 2016 Highlights:

  Portfolio Activity: Invested $18.5 million, through secured first lien debt, in two new portfolio companies and $2.3 million in existing portfolio companies. Received $16.8 million in repayments and net proceeds from existing portfolio companies, including $9.1 million from the payoff of two investments at par.  Recognized a realized loss of $5.5 million due to the restructure of a syndicated investment.
  Stock Repurchase Plan: In January 2016, our Board of Directors authorized a share repurchase program for up to an aggregate of $7.5 million of the Company’s common stock.  During the quarter ended March 31, 2016, we repurchased 45,786 shares of our common stock at an average share price of $6.14, resulting in gross purchases of $0.3 million.
  Recurring Distributions: Paid monthly distributions for each of January, February and March 2016 to common stockholders ($0.07 per common share) and to preferred stockholders ($0.140625 per share of the Company’s 6.75% Series 2021 Term Preferred Stock).

Second Fiscal Quarter 2016 Results: Total investment income decreased by 6.0% quarter over quarter due to a lower average interest bearing investment portfolio during the three months ended March 31, 2016, compared to the three months ended December 31, 2015.  Interest and financing expenses decreased by $0.1 million, or 6.5%, compared to the prior quarter due to a reduction in average borrowings on our line of credit. Total non-interest expenses decreased by $0.6 million, or 19.4%, quarter over quarter, primarily due to a $0.7 million decrease in net base management fees and net incentive fees, when compared to the quarter ended December 31, 2015.  Net Investment Income for the quarter ended March 31, 2016 was $4.9 million, or $0.21 per share, compared to $4.8 million, or $0.21 per share for the quarter ended December 31, 2015.

Net Decrease in Net Assets Resulting from Operations was $6.1 million, or $0.26 per share for the quarter ended March 31, 2016, compared to $8.7 million, or $0.38 per share for the quarter ended December 31, 2015.  The net realized loss and net unrealized depreciation for the quarter ended March 31, 2016 were driven primarily by the markdown of a number of syndicated loans and unrealized depreciation associated with certain energy investments and equity positions.

Subsequent Events:  Subsequent to March 31, 2016, the following significant events occurred:

  Portfolio Activity: In April 2016, we received net proceeds of $8.0 million related to the early payoff of Ashland Acquisition LLC including a $0.4 million success fee and a realized gain of approximately $0.1 million.
  Distributions Declared:  In April 2016, our Board of Directors declared the following monthly cash distributions to stockholders:

			Distribution per
		Distribution per	Series 2021 Term
Record Date	Payment Date	Common Share	Preferred Share
April 22	May 2	$0.07	$0.140625
May 19	May 31	0.07	0.140625
June 17	June 30	0.07	0.140625
Total for the Quarter		$0.21	$0.421875

Conference Call for Stockholders: The Company will hold its earnings release conference call on Thursday, May 5, 2016, at 8:30 a.m. EDT.  Please call (855) 465-0177 to enter the conference.  An operator will monitor the call and set a queue for any questions. A replay of the conference call will be available through June 5, 2016.  To hear the replay, please dial (855) 859-2056 and use conference number 29780763.  The replay of the conference call will be available beginning approximately one hour after the call concludes. The live audio broadcast of the Company’s quarterly conference call will also be available online at www.GladstoneCapital.com.  The event will be archived and available for replay on the Company’s website through July 5, 2016.

About Gladstone Capital Corporation: Gladstone Capital Corporation is a publicly traded business development company that invests in debt and equity securities, consisting primarily of secured first and second lien term loans to small and medium sized businesses in the United States.  Including distributions through today, the Company has paid 159 consecutive monthly or quarterly cash distributions on its common stock.  Information on the business activities of all the Gladstone funds can be found at www.GladstoneCompanies.com.

To obtain a paper copy of the Company’s most recent Form 10-Q, please contact the Company at 1521 Westbranch Drive, Suite 100, McLean, VA 22102, ATTN:  Investor Relations.  The financial information above is not comprehensive and is without notes, so readers should obtain and carefully review the Company’s Form 10-Q for the quarter ended March 31, 2016, including the notes to the consolidated financial statements contained therein.

Investor Relations Inquiries: Please visit www.gladstone.com or +1-703-287-5893.